EXHIBIT 99.1

   MKTG SERVICES REPORTS ON CONSUMMATION OF REPURCHASE OF PREFERRED STOCK AND
                       STATUS OF CONTINUED NASDAQ LISTING

NEW YORK, NEW YORK JAN. 6, 2003 -- MKTG Services, Inc. (Nasdaq: MKTG - News), a leading relationship marketing company, today announced that on Friday the Company completed the repurchase of all of its outstanding convertible Series E Preferred stock in exchange for the payment of approximately $6 million in cash plus common stock equal to approximately 19.9% of its outstanding common shares. Furthermore, under the terms of the exchange agreements, and subject to the conditions specified therein, each former Preferred Stockholder, and each executive officer and director of the Company has entered into a lock up, which extends until December 31, 2003.

The Company also announced that it received a Nasdaq Staff Determination indicating that the Company fails to comply with the "Minimum Bid Price" and the "Stockholders' Equity" requirements for continued listing set forth in Marketplace Rules 4310(c)(4) and 4310(c)(2)(B) and that its securities are, therefore, subject to delisting from The Nasdaq SmallCap Market. Such non-compliance was previously disclosed in the Company's recent Annual Report on Form 10-K. The Company has requested a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination. The hearing request will stay the delisting of the Company's securities pending the Panel's decision. There can be no assurance the Panel will grant the Company's request for continued listing. The request for such a hearing will cause its listing on Nasdaq to be maintained pending a final determination.

Jeremy Barbera, Chairman and CEO commented, "We are very pleased to have completed the buy-back of our Preferred stock which had a face value of approximately $30 million. MKTG has been able to simplify our capital structure and reduce the substantial dilution and overhang associated with the Preferred Stock, while retaining adequate working capital to function as a going concern. As previously indicated, our principal business strategy is now focused on creating value from our historically profitable teleservices operations, and on increasing shareholder value in the near term." Commenting on the Nasdaq notice, Mr. Barbera noted, "This has been a difficult environment for many SmallCap public companies. At our hearing we hope to be successful in presenting a plan that will lead to continued listing."

About MKTG Services, Inc.

MKTG Services, Inc. (Nasdaq: MKTG - News) is a leading relationship marketing company focused on assisting corporations with customer acquisition and retention strategies and solutions. Our highly customized teleservices operations deliver campaigns, which, strengthen brands, increase customer loyalty, and consistently yield a high net return for our clients. General Electric Company has been the largest shareholder of the Company since 1997.

The corporate headquarters is located at 333 Seventh Avenue, New York, NY 10001.
Telephone: 917-339-7100. Additional information is available on the Company's website: http://www.mktgservices.com.

The information contained in this news release, other than historical information, consists of forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Important factors, including general economic conditions, consumer spending levels, adverse weather conditions and other factors could cause actual results to differ materially from the Company's expectations.


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Source: MKTG Services, Inc.